Exhibit 10.35

As disclosed in the Company’s 2004 Proxy Statement, the Board of Directors approved, at its August 21, 2003 meeting, a special service credit applicable to William H. Joyce for his actual service credit earned during employment with Hercules.

This special service credit was approved to be used to calculate a pension benefit using the Pension Plan of Hercules (but payable from the assets of Hercules and not the Hercules Incorporated Pension Plan Trust).  The special service credit granted was five years for each full year of actual credited service under the Hercules Rules of Service up to a maximum of three years actual credited service.  The maximum additional special service credit grant was 15 years.  This special benefit is in addition to any benefit earned under the Pension Plan of Hercules.  The estimated net present value of this service enhancement was $4.7 million when granted.  As a result of variable compensation awarded in 2004 for services rendered in 2003, the estimated net present value is approximately $5.7 million (see Footnote 7 of Compensation of Executive Officers).